Exhibit 10.1

February 12, 2008

To: 9151-4877 Quebec Inc. (Operating as “Dialek Telecom”) and Controlling Shareholder(s).

Attention: Gilles Poliquin, President

RE: Letter of Intent to acquire certain assets and liabilities from 9151-4877 Quebec Inc. (Operating as “Dialek Telecom”) (“Target”).

Mr. Poliquin,

Following our previous conversations, Teliphone Inc. ("Teliphone") is pleased to confirm its interest in acquiring certain assets and liabilities of Target (the "Proposed Transaction"). This Letter of Intent (“LOI”) is to be construed only as an expression of the general terms upon which Teliphone would be willing to do the Proposed Transaction.

1. Certain Assumptions

In submitting this letter, Teliphone has, among other things, assumed the following facts:

1.1 the Proposed Transaction contemplated hereby will have no material adverse effect on Targets current and future business;

1.2 the assets of Target are in good working order and are owned by Target free and clear of all hypothecs, security interests, encumbrances and charges of any nature whatsoever ("Charges").

1.3 there has not been any adverse change in the financial position, prospects or affairs of Target since the date where Teliphone received financial statements of Target;

1.4 no person has a right (actual or contingent), warrant or option to acquire any of the issued and outstanding stock of Target, nor do they have any warrant or option to acquire any of its assets.

1.5 the parties shall enter into an asset and liability purchase agreement (the "Definitive Agreement") in relation to the acquisition of the Assets hereby contemplated no later than April 1st, 2008 (the "Target Date").  It is understood that the transaction will be effective from February 15th, 2008 (the "Closing Date").

2. Purchase Price

2.1 On the basis of the information available to Teliphone at this time and subject to a due diligence review, the purchase price (the "Purchase Price") payable for the assets and liabilities as outlined in Schedule A hereto will be calculated on the basis of the parameters set out in Schedule B hereto.

2.2. Target is also in possession of a $150,000 operating line of credit facility which will be made available to Teliphone in order to assist in managing the difference between the payables and receivables on a daily basis as outlined in Schedule A.  The interest rate will be at 18% per annum on funds withdrawn.

3. Payment of Purchase Price

In the event Target elects to receive payment with, in whole or in part, Teliphone shares, and subject to finalization of the structure of the Proposed Transaction by the Target Date, portions of the Purchase Price, if selected by Target, shall be payable, in whole or in part, by the issuance and allotment of common shares of its capital stock (the "Consideration") at a price per share in accordance with fair market value at the time of issuance.

4. Liabilities

Target shall remain responsible and indemnify Teliphone for, and in respect of, all liabilities of Target of every nature and kind outside of what is outlined in Schedule A.

5. Conditions Precedent

The Closing of the Proposed Transaction is subject to the following conditions and to the other conditions stated herein:

5.1 subsequent to its due diligence review to be completed by the Target Date, Teliphone shall be satisfied with the condition of the Target’s business and assets;

5.2 this LOI shall have been approved by the board of directors of Target no later than February 15, 2008.

5.3 the negotiation and execution of the Definitive Agreements, containing representations warranties, covenants, restrictive covenants, conditions and indemnifications acceptable to the parties and their respective legal counsel;

5.4 the audited financial statements of Target for the last 2 years of business, including an auditor verified “Notice to Reader” of the most recent fiscal period.  Should Target not possess independently audited financial statements for these periods, Teliphone will appoint its own auditing firm to conduct these audits.  Payment for audit fees will be covered by Teliphone, however 50% of these fees will be removed from any distributions to the controlling shareholders of Target on the Closing Date.

5.5 prior to the Closing Date,

(a) all actions and/or procedures shall have been taken to assure completion of the Proposed Transaction, and

(b) Teliphone and Target shall have received every consent and approval from the directors and shareholders of Teliphone and Target and, if required, of third parties, that may be required by law or under any agreement to which Teliphone and Target or its respective shareholders are a party;

5.6 Teliphone shall be satisfied with the terms of the employment agreements with key employees and such key employees designated by Teliphone shall have executed non-competition agreements satisfactory to Teliphone;

5.7 Target shall provide to Teliphone satisfying supporting documents proving its full ownership of any Intellectual Property, along with proof of license ownership for all softwares utilized by Target;

5.8 Teliphone shall be satisfied with the structure and conditions of the business relationships and arrangements between Target and its agents, suppliers and subcontractors who may be necessary to continue the operation of Target’s business;

5.9 Target shall have complied with all of the undertakings and obligations stated herein and all of the other conditions precedent stated herein shall have been met.

6. No Material Adverse Change

From the date of this LOI until the acquisition or termination of negotiations, Target will operate its business in the usual and ordinary manner in accordance with good business practices, without making any commitments or disbursements outside the ordinary course of business.

You will forthwith notify Teliphone of any event or situation which materially adversely affects or which may materially adversely affect the condition and viability of Target’s assets and condition of its business.

7. Due Diligence

7.1 From the date of this letter until the acquisition or termination of negotiations, Teliphone and its representatives (including accountants, evaluators, business consultants and legal counsel) will be given complete and unencumbered access to your premises and to the premises of Target, with the right (a) to inspect, audit, review, verify and examine all contracts, files, books and records of Target and of Target's auditors and legal counsel relating to the Shares, Business and Assets and (b) to meet, discuss with and interview the personnel, clients and suppliers of Target regarding such matters as Teliphone may deem relevant.

7.2 Notwithstanding the foregoing, Teliphone shall coordinate all of its due diligence through a representative designated by Target and shall not contact any employees, customers or suppliers of Target without the prior consent of such representative.

8. Expenses

All costs and expenses (including advisors, brokers, auditors and legal counsel fees) incurred by Teliphone in connection with or as a result of the Proposed Transaction, including all applicable sales and transfer taxes arising out of or in connection with the Proposed Transaction, will be borne by Teliphone except for expenses as indicated in section 5.4.  All costs and expenses (including advisors, brokers, auditors and legal counsel fees) incurred by you in connection with or as a result of the Proposed Transaction will be borne by the shareholders of Target.

9. Exclusivity

Teliphone has already incurred costs and will continue to incur substantial costs in pursuing this matter with you. Accordingly, although this LOI does not constitute a binding agreement to consummate the Proposed Transaction, in order to provide Teliphone with an adequate opportunity to consider and prepare the Proposed Transaction, and in order to induce Teliphone to enter into the Proposed Transaction, Target hereby agrees that, during the period ending on the Closing Date Target will not, directly or indirectly, undertake new negotiations with any party other than with Teliphone for the merger, sale or disposition of all or any part of the Shares, or Target’s business or its assets, or solicit any enquiries or provide any information with respect to the same and will promptly advise Teliphone of its receipt of any unsolicited proposals. In the event Target is in breach of the foregoing exclusivity or in the event Target is in receipt of an unsolicited offer or proposal which Target accepts, then Target shall immediately pay to Teliphone a break-up fee of CDN$75,000.

10. Applicable Laws and Consent to Jurisdiction

10.1 You hereby agree with us that the binding portions of this LOI will be deemed to have been made and executed, and will be governed by and construed in accordance with the laws in force in the Province of Quebec.

10.2 Any action or proceeding to enforce or arising out of this LOI may be commenced in the courts having jurisdiction in and for the City of Montreal, Province of Quebec, and the parties hereto consent and submit in advance to such jurisdiction and agree that venue will be proper in such courts on any such matter. The choice of forum set forth in this section shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Letter of Interest to enforce the same, in any appropriate jurisdiction.

11. Standstill

During the period from the date hereof and ending upon the earlier of (a) the consummation of the Proposed Transaction, or (b) six (6) months following the date hereof, or (c) the date in any statute, rule, policy or regulation currently in existence or which shall have been proposed, enacted, promulgated or entered by any regulatory or administrative authority having jurisdiction, makes the Proposed Transaction set forth herein illegal or unduly delays in closing the Proposed Transaction, each of you acknowledges that you have not, and agree that you will not, without the prior approval of Teliphone:

11.1 in any manner acquire, agree to acquire, or make any proposal or offer to acquire, directly or indirectly, in any manner, any securities of Teliphone;

11.2 propose or offer to enter into, directly or indirectly, any merger or business combination involving Teliphone, or to purchase, directly or indirectly, solicit or participate or join with any Person for the solicitation of, any proxies to vote, to seek to advise or to influence any Person with respect to the voting of any securities of Teliphone;

11.3 otherwise act alone or in concert with others to seek to control or to influence the management, board of directors or policies of Teliphone;

11.4 make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or

11.5 advise, assist or encourage any other Person in connection with any of the foregoing.

The foregoing is a summary of matters to be expanded upon and included in formal agreements, if any.  If you wish to pursue the Proposed Transaction and the foregoing reflects your intentions as to the matters covered herein, please do indicate by signing the enclosed copy of this letter where indicated and returning it to us prior to 12:00 noon (Montreal Time), on February 15, 2008

(SIGNATURE PAGE FOLLOWS)

Yours very truly,

Teliphone Inc.

/s/ George Metrakos
George Metrakos
President

Agreed and accepted on this 12th day of February, 2008.

9151-4877 Quebec Inc. (Operating as “Dialek Telecom”)

/s/ Gilles Poliquin
Gilles Poliquin
President

SCHEDULE A

ASSETS AND LIABILITIES TO BE AQUIRED

SCHEDULE B

CALCULATION OF PURCHASE PRICE

PAYMENT METHOD

SCHEDULE C

No.	Payment Date	Beginning Balance	Payment	Principal	Interest	Ending Balance